Exhibit 99.1

Kodak Reports 2nd-Quarter 2009 Results, Reflecting Global Economic Realities; Company Expects Improved Second Half of 2009

2nd Quarter Revenue of $1.766 Billion; Company’s Consumer Inkjet Sales Growth Continues to Significantly Outpace the Market; Customer Orders Begin for KODAK PROSPER Platform, Based on Stream Inkjet Technology;

Kodak Ends 2nd Quarter with Cash Balance of More Than $1.1 Billion; Cash Usage in Line with Company’s Seasonal Pattern;

Continued Cost Discipline and Focused Innovation Drive Combined Reduction in SG&A and R&D Expenses of $165 Million for the Quarter

ROCHESTER, N.Y.--(BUSINESS WIRE)--July 30, 2009--Eastman Kodak Company (NYSE: EK) today reported second-quarter 2009 results that reflect the weak global economic climate and forecasted improved financial results for the second half of the year.

The company’s second-quarter results also reflect focused investments that Kodak is making in new products and core growth businesses, as well as disciplined cost management and more tightly focused spending on research and development. These actions will lay the groundwork for the second-half cash and earnings improvement that the company expects.

For the second quarter, Kodak reported a loss from continuing operations of $191 million, or $0.71 per share. Second-quarter sales were $1.766 billion, a 29% decline from the year-ago quarter, including approximately 5% of unfavorable foreign exchange impact.

“While we continue to be challenged by the global recession, we remain committed to our strategy and have the financial resources available to implement our business plans,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We have every expectation that our cash flow pattern this year will mirror the pattern of previous years, with a sizable increase in cash generation in the second half of 2009. During the second quarter we continued to execute on our strategy, with our consumer inkjet hardware and ink revenue growth significantly outpacing the market. We’ve recently announced the first sale of our KODAK PROSPER S10 Imprinting System, and the first letter of intent to purchase a KODAK PROSPER Press powered by our Stream Inkjet Technology. We are successfully focusing on those things within our control – strengthening the return on our cash-generating businesses, further developing our core growth businesses, maintaining and enhancing our leading market share position, introducing innovative new products, and driving a leaner cost structure – all of which will create operating leverage and position Kodak for a stronger second half of 2009.”

For the second quarter of 2009:

  Sales worldwide totaled $1.766 billion, a decrease of 29% from $2.485 billion in the second quarter of 2008, including 5% of unfavorable foreign exchange impact. Revenue from digital businesses totaled $1.173 billion, a 28% decline from $1.636 billion in the prior-year quarter, primarily as a result of the global recession and continued restrictions in the credit markets. Revenue from the company’s traditional business decreased 30% to $593 million, primarily as a result of industry-related declines in our traditional businesses and the negative impact on volumes related to the uncertainty of labor contract negotiations in the entertainment industry. These labor contract negotiations were concluded in June 2009.
  The company’s second-quarter loss from continuing operations, before interest expense, other income (charges), net, and income taxes was $119 million, compared with earnings on the same basis of $18 million in the year-ago quarter.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a second-quarter loss from continuing operations of $191 million, or $0.71 per share, compared with earnings on the same basis of $200 million, or $0.66 per share, in the year-ago period. Items of net expense that impacted comparability in the second quarter of 2009 totaled $75 million after tax, or $0.28 per share, primarily related to restructuring charges and tax related items. Items of net benefit that impacted comparability in the second quarter of 2008, totaled $245 million after tax, or $0.79 per share, due primarily to a tax refund from the U.S. Internal Revenue Service. (Please refer to the attached Items of Comparability table for more information.)

Other second-quarter 2009 details:

  Gross Profit was 18.5% of sales, a decline from 23.6% in the year-ago period. This decline in margin was driven by reduced volumes, along with the impact of negative price/mix, including lower intellectual property licensing royalties, and unfavorable foreign exchange, partially offset by continued cost reductions.
  Selling, General and Administrative (SG&A) expenses were $324 million in the second quarter, down 26%, or $114 million, from $438 million in the year-ago quarter, as a result of company-wide cost reduction actions.
  Research and Development expenses were $84 million in the second quarter, down 38%, or $51 million, from $135 million in the year-ago quarter, driven by more tightly focused investments in core growth businesses.
  Second-quarter 2009 cash generation, before restructuring, reflected a use of $136 million. This compared with cash usage on the same basis of $158 million in the year-ago quarter, after excluding the impact of a tax refund received from the IRS in that period. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $161 million in the second quarter, compared with net cash provided of $162 million in the second quarter of 2008. As was the case in 2008, the company expects cash usage to be heaviest in the first part of the year, with cash trends expected to be significantly improved for the second half of the year.
  Kodak held $1.132 billion in cash and cash equivalents as of June 30, 2009.
  The company’s debt level stood at $1.311 billion as of June 30, 2009.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group second-quarter sales were $503 million, a 33% decline from the prior-year quarter, including 5% of unfavorable foreign exchange impact. Second-quarter loss from operations for the segment was $99 million, compared with a loss of $49 million in the year-ago quarter. The year-over-year variance was driven primarily by price/mix impacts, including lower intellectual property licensing royalties and unfavorable foreign exchange, and market-related volume declines. This was partially offset by improved profitability in consumer inkjet systems, driven by a 44% revenue increase in consumer inkjet printer hardware and ink, along with lower costs as a result of the company’s move to a more efficient product platform, and reduced SG&A and R&D expenses across the segment. Kodak continues to forecast an average of at least $250 million to $350 million in intellectual property licensing revenue for 2009 and the next few years.

  Graphic Communications Group second-quarter 2009 sales were $670 million, a 24% decline from the second-quarter of 2008, including 5% of unfavorable foreign exchange impact. This revenue decrease was primarily driven by a market-related decline of 27% in Prepress Solutions as well as associated declines in workflow. Second-quarter loss from operations for the segment totaled $28 million, compared with earnings of $13 million in the year-ago quarter. This earnings decline was primarily driven by lower volume and price/mix across several product lines, along with a negative impact from foreign exchange, partially offset by operational improvements in Electrophotographic Printing Solutions.
  Film, Photofinishing and Entertainment Group second-quarter sales were $593 million, a 30% decline from the year-ago quarter, including 6% of unfavorable foreign exchange impact. Second-quarter earnings from operations for the segment were $51 million, compared with earnings of $54 million in the year-ago period. These earnings results were driven by declines in consumer film sales volumes, price/mix across several product lines and unfavorable foreign exchange impacts, primarily in Entertainment Imaging, largely offset by operational improvements in Traditional Photofinishing, significant cost reductions across the segment, improvement in raw material costs, and the impact of previously announced changes in post-employment benefits.

2009 Outlook

For 2009, on a continuing operations basis, Kodak remains focused on three key financial goals, which the company first announced at its February investor meeting: digital and total company revenue, earnings from operations, and cash generation. The company today provided an updated outlook regarding its targets for 2009 performance against these metrics, recognizing the ongoing uncertainty created by the global economic environment.

  For the second half of 2009, Kodak is targeting digital revenue to grow by 1% to 3% and total company revenue to decline 4% to 6%. This is contingent upon the introduction of new, higher margin digital cameras and devices, achievement of intellectual property licensing revenues and demand improvement in Prepress products. For the full-year 2009, the company is targeting to be within the ranges that it presented in its February forecast, including a digital revenue decline of 6% to 12% and a total revenue decline of 12% to 18%.

  Kodak is targeting 2009 segment earnings that will be within the previously communicated range of $0 to $200 million. Correspondingly, the company previously forecasted 2009 GAAP loss from continuing operations of $200 million to $400 million, and now forecasts that GAAP results will be at the low end of that range, reflecting its latest assessment of restructuring charges, interest expense, and interest income.
  For full-year 2009, the company reiterates its goal of achieving positive cash generation before restructuring. The company targets to be at the low end of its February forecast ranges, which included cash generation before restructuring of between $75 million and $325 million and cash generation of negative $200 million to positive $100 million after taking into account restructuring payments.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9818, ID 4104012#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, July 30 by dialing +1 303-590-3030, ID 4104012#. The playback number will be active until Thursday, August 6 at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; profitability; margin; cash; cash generation; working capital; increased demand for Company products, including commercial printing products, digital cameras and devices and Entertainment Imaging films; new product introductions; potential revenue, cash and earnings from intellectual property licensing; growth in the Company’s core investment businesses; the Company’s ability to address the impact of the economic downturn including the transformation of certain of its businesses; its employment reductions and cost savings under its restructuring program; contingencies such as litigation; liquidity; debt; commodity pricing; and benefits costs.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

  execution of digital growth and profitability strategies, business model and cash plan;
  alignment of the Company’s cost structure to the new economic realities and the decline in the Company’s traditional businesses;
  execution of the Company’s priorities to fund core investments, transform portions of its product portfolio and drive positive cash flow;
  performance under the Amended Credit Agreement;
  development and implementation of go-to-market strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  commercialization of the Company’s breakthrough technologies;
  ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
  management of inventories, capital expenditures, working capital and cash conversion cycle;
  integration of acquired businesses and consolidation of the Company's subsidiary structure; and
  implementation of improvements in productivity and supply chain efficiency and continued availability of essential components and services from concentrated sources of supply.

The forward-looking statements contained in this document are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices, interest rates and raw material costs;
  volatility in the financial markets and the availability of credit;
  the severity and duration of the economic downturn and its effect upon customer spending and the availability of credit to commercial customers;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, discount rates, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  possible impairment of goodwill and other assets;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this document should be evaluated in light of these important factors and uncertainties and should not be unduly relied upon.

Eastman Kodak Company

Second Quarter 2009 Results

Non-GAAP Reconciliations

Within the Company's second quarter 2009 earnings release, reference is made to certain non-GAAP financial measures, including “Revenue from Digital Businesses”, “Revenue from Traditional Businesses”, “Cash Generation (Usage) Before Restructuring”, “Expected Second Half Digital Revenue Growth”, “Digital Revenue Forecast”, “Segment Earnings Forecast”, “Cash Generation Before Restructuring Forecast” and “Cash Generation Forecast”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow on a year-over-year basis.

The following reconciliations are provided with respect to terms used in the July 30, 2009 press release.

The following table reconciles revenue from digital businesses and revenue from traditional businesses to the most directly comparable GAAP measure of total company revenue (dollar amounts in millions):

	Three Months Ended
	6/30/2009	6/30/2008	Decline

Revenue from digital businesses, as presented	$ 1,173	$ 1,636	-28%
Revenue from traditional businesses, as presented	593	847	-30%
All other revenue	-	2
Total company revenue (GAAP basis), as presented	$ 1,766	$ 2,485	-29%

The following table reconciles cash generation (usage) before restructuring to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities (amounts in millions):

	Three Months Ended
	6/30/2009	6/30/2008	Change

Cash generation (usage) before restructuring, as presented	$ (136)	$ (158)	$ 22
Cash restructuring payments	(55)	(30)	(25)
2008 I.R.S. tax refund (continuing operations)	-	281	(281)
Proceeds from sales of businesses/assets	(4)	(2)	(2)
Free cash flow	$ (195)	$ 91	(286)
Additions to properties	34	71	(37)
Net cash (used in) provided by continuing operations from operating activities (GAAP basis), as presented	$ (161)	$ 162	$ (323)
The following table reconciles expected second half digital revenue growth to the most directly comparable GAAP measure of expected second half total company revenue decline:
Second Half
2009

Expected digital revenue growth, as presented	1% - 3%
Traditional revenue decline	(20)%-(22)%
Expected total company revenue decline (GAAP basis), as presented	(4)%-(6)%

The following table reconciles digital revenue forecast to the most directly comparable GAAP measure of total company revenue forecast:
2009
Forecast

Digital revenue decline, as presented	(6)%-(12)%
Traditional revenue decline	(25)%-(30)%
Total company revenue decline (GAAP basis), as presented	(12)%-(18)%
The following table reconciles segment earnings forecast to the most directly comparable GAAP measure of loss from continuing operations forecast (amounts in millions):
2009
Forecast

Segment earnings, as presented	$0-$200
Restructuring costs, rationalization and other	(300)-(275)
Provision for income taxes	(90)-(60)
Interest expense, net	~(90)
Loss from continuing operations (GAAP basis), as presented	$(400)-$(200)	*
* The company expects full-year 2009 loss from continuing operations (GAAP basis) at the low end of the range.

The following table reconciles cash generation before restructuring forecast and cash generation forecast to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities forecast (amounts in millions):

2009
Forecast

Cash generation before restructuring, as presented	$75-$325	*
Cash restructuring payments	(275)-(225)
Cash (usage) generation, as presented	(200)-100	*
Proceeds from sales of businesses/assets	(150)
Free cash flow	(350)-(50)
Additions to properties	225
Net cash (used in) provided by continuing operations from operating activities (GAAP basis)	$(125)-$175	*

* The company expects full-year 2009 cash generation (usage) (before and after restructuring cash payments) at the low end of the ranges presented.

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the first quarter of 2009 and 2008, respectively.

	2nd Quarter
	2009		2008
(in millions, except per share data)
	$	EPS	$	EPS
(Loss) earnings from continuing operations - GAAP	$ (191)		$ 200
Interest on convertible securities	-		5
Adjusted (loss) earnings from continuing operations available to common stockholders	(191)	$ (0.71)	205	$ 0.66

Items of Comparability - Expense/(Income):
Restructuring charges (COGS)	9	0.03	1	0.00
Restructuring charges (Restructuring, rationalization and other)	37	0.14	2	0.01
Total restructuring and rationalization charges	46	0.17	3	0.01
Negative goodwill reversal (Research and Development)	(7)	(0.02)	-	-
Gains on asset sales (Other operating income/(expense), net)	-	-	(7)	(0.02)
Value-added tax reserve reversal (Interest expense, Other income/(charges), net)	(5)	(0.02)	-	-
Support for an educational institution (Other income/(charges), net)	-	-	10	0.03
Tax impacts of the above items, net ((Benefit) provision for income taxes)	(5)	(0.02)	1	0.00
Total Items of comparability, net of tax, before discrete tax items	29	0.11	7	0.02
IRS tax refund ((Benefit) provision for income taxes)	-	-	(270)	(0.88)
Other discrete tax items ((Benefit) provision for income taxes)	46	0.17	18	0.07
Total Items of comparability, net of tax	$ 75	0.28	$ (245)	(0.79)

CONTACT:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982
angela.nash@kodak.com